Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional International Trust:

We consent to the use of our report dated November 27, 2006, with respect to the financial statements of the International Equity Fund, Emerging Markets Equity Fund, International Fixed Income Fund, and Emerging Markets Debt Fund, four of the funds constituting SEI Institutional International Trust (collectively, the “Funds”), as of September 30, 2006, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and in the introduction to, and under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 26, 2007